POSITION DESCRIPTION OF THE CHIEF EXECUTIVE OFFICER
OF INTERTAPE POLYMER GROUP INC.

The Chief Executive Officer of Intertape Polymer Group Inc. (the “Corporation”) has the responsibility for:

1.

Directing the business and affairs of the Corporation by establishing, deploying and actuating a strategic plan, as well as operating plans/budgets as approved by the Board of Directors.

2.

Setting objectives for the Corporation consistent with the aforementioned strategic plan.

3.

Providing strategic directions to the management of the Corporation team in order so that the Corporation may achieve expected results.

4.

Determining and directing the overall objectives, policies and operating plans, both long- and short-term, of the Corporation in accordance with the Board of Directors' mandate.

5.

Subject to the Board of Director’s approval, developing and monitoring the various R&D programs consistent with the strategy of the Corporation.

6.

Ensuring that the Corporation has in place proper guidelines to provide for efficient, safe and long-term operations with focus on product quality. Ensuring that resources are made available to enact or to exceed such guidelines.

7.

Analyzing the operating results of the organization and its principal components and ensuring appropriate steps are taken to address significant / material areas of concern affecting the Corporation's balance sheet, assets, operating results, liabilities or risks of the business.

8.

Ensuring that the Board of Directors receives sufficient, timely information on all material aspects of the Corporation's operations.

9.

Ensuring that a carefully designed organization is in place and that the support provided to such organization is consistent with the strategy and objectives of the Corporation.

10.

Reviewing and recommending the employment or termination of all senior management personnel for Board of Director approval.

11.

Actively assisting in the recruitment, training, development and retention of personnel within the Corporation in order to provide for the future management of the Corporation.

12.

Evaluating the performance of the senior management of the Corporation.

13.

Monitoring the Corporation's compliance with current rules of regulatory compliance and disclosure.

14.

Exploring opportunities for the Corporation's growth, either through investment and/or acquisitions, as well as dispositions of unproductive or non-strategic assets.

15.

Acting as a member of the Board of Directors.

16.

Building the corporate profile with the public and with investor communities, including with the analysts that follow the Corporation.

17.

Identifying business risks and outlining plans to manage or mitigate such risks.

18.

Maintaining contact with other industry participants and government officials at senior levels.

19.

Ensuring that the appropriate information and disclosure are being provided to the shareholders of the Corporation.